EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement (Form S-1, No. 333-164863) and related Prospectus of Bank of Commerce Holdings for the registration of its common stock and to the incorporation by reference therein of our report dated March 05, 2010, relating to the consolidated financial statements of Bank of Commerce Holdings and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Moss Adams LLP
Stockton, California
March 12, 2010